Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS VOLUNTARY DISMISSAL OF SECURITIES CLASS ACTION AND SHAREHOLDER DERIVATIVE LAWSUITS

BOCA RATON, Fla. – February 14, 2005 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) reported today that the securities class action lawsuits and the stockholder derivative lawsuits previously filed in the United States District Court for the Southern District Court of Florida in West Palm Beach against the Company, certain executive officers and Board of Directors have all been voluntary dismissed without prejudice by the respective plaintiffs. No consideration was paid by the Company.

“We are extremely pleased with this outcome that the plaintiffs determined not to proceed with their claims and that these matters were resolved before we invested a lot of time or resources,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of approximately 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company’s press releases by e-mail.

This press release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption “Risk Factors” in the Company’s Registration Statement on Form S-3 dated November 3, 2004, or any amendments thereof.

# # #

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Additional information about our business:

Cross Country Staffing Healthcare Staffing	Cross Country TravCorps Travel Nursing	Cross Country Local Per Diem Nurse	MedStaff Travel Nursing Per Diem Nurse	NovaPro Travel Nursing
Assignment America International Nursing	MRA Nurse Recruiting	ClinForce Clinical Staffing	Cross Country University CEU Continuing Education for Nurses	Cejka Search Physician Jobs Executive Search

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com